Exhibit 8.2

October 4, 2019

Board of Directors

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

Ladies and Gentlemen:

We have acted as counsel to State Bank Corp., an Arizona corporation (“SBC”) in connection with the Plan and Agreement of Merger (the “Merger Agreement”), dated as of September 30, 2019, by and among Glacier Bancorp, Inc. (“GBCI”), a Montana corporation, Glacier Bank (“Glacier Bank”), a Montana state-chartered bank and wholly owned subsidiary of GBCI, SBC and the State Bank of Arizona (“Bank”), an Arizona state-chartered bank, duly organized and validly existing under the laws of the State of Arizona and a wholly-owned subsidiary of SBC. For purposes of this opinion, the term “Mergers” refers to (a) the merger of SBC with and into GBCI, with GBCI as the surviving entity and (b) immediately thereafter, the merger of Bank with and into Glacier Bank, with Glacier Bank surviving as a wholly owned subsidiary of GBCI, all as more fully described in the Merger Agreement, the Form S-4 filed in connection with the Mergers and the proxy statement/prospectus contained therein, as amended or supplemented through the effective date thereof (the “Registration Statement”), and the other documents included or described in the Registration Statement. Unless otherwise indicated, all terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; and (3) the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.

Assumptions

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that the Mergers will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

Board of Directors State Bank Corp.	October 4, 2019

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described herein and therein, constitutes our opinion of the material tax consequences.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.    This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the United State Internal Revenue Code of 1986, as amended.and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Neither GBCI nor SBC has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the effective time of the Mergers.

2.    This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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